Exhibit 99.7

                                                                       Exhibit G

          FULL POWER OF ATTORNEY FOR STOCK TRADING, DERIVATIVE TRADING
                           AND OTHER CORPORATE POWERS

STATE OF NEW YORK
COUNTY OF

KNOW ALL MEN THAT I , Jared Bluestein, the Director of Berggruen Holdings North America Ltd. ("Investor") whose address is 1114 Avenue of the Americas, 41st Floor, New York, NY 10036, have made, constituted and appointed, and by these presents do make, constitute and appoint, Lawrence Seidman my true and lawful Attorney-in-Fact ("Attorney-in-Fact") to act with the following powers, to wit:

Attorney-in-Fact will buy, sell publicly traded bank and thrift stocks and options thereon in Account #267-77251 held at Bear Stearns. In addition, Attorney-in-Fact will have the sole authority to exercise stock options and rights and the sole right to vote all shares in the account without the necessity of a proxy and the right to appoint proxies therefore, possessing all powers that I possess.

Investor will have the right to terminate the trading authority at any time and shall have the right to receive a return on any capital contributed two years and one month from the date the respective capital contribution is invested. However, even in the event of a termination, Attorney-in-Fact will have the right to withdraw the management fees due.

Investor and Attorney-in-Fact agree that Attorney-in-Fact will invoice Investor for A) Investor's share of Seidman's proxy expenses based on the number of shares Investor has in any proxy contest as a percentage of all the shares held by Seidman entities and B) Investor's pro-rata share of management fees equal to 1/4 of 1% of the value of invested assets in the account as of the earlier of last day of the calendar quarter or the date the account is closed. In addition, Attorney-in-Fact will invoice Investor for an incentive fee equal to A) 20% of the net profits (defined as realized capital gains dividends and interest) provided the total amount invested in the account (including both equity and margin) at the beginning of the quarter was $25,000,000 or less, B) 17.5% of the net profits provided the total amount invested in the account at the beginning of the quarter was between $25,000,001 and $50,000,000, or C) 15% of the net profits once the total amount invested at the beginning of the quarter is $50,000,001 or more.

The trigger for the reduction in the incentive compensation rate is cash invested and not gains that stem from market appreciation of the securities purchased. Consequently, the net gains since inception will be deducted from the account value (taking into account all unrealized gains and losses) to determine the net cash investment. For the sake of clarity, Investor may withdraw any cash balances from the account, so long as Investor commits and is legally obligated to re-fund the account for amounts withdrawn, and the lower rate shall continue to apply.

This agreement will supercede all prior agreements.

Partial distribution of up to 50% of the applicable incentive fee shall be permitted at anytime prior to the initial two year and one month period, thereafter there shall be no limit on the amount of the incentive fee that can be withdrawn. Investor authorizes the aforesaid attorney-in-fact to execute, acknowledge and deliver any instrument under seal or otherwise, and to do all things necessary to carry out the intent hereof,

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hereby granting unto said attorney-in-fact full power and authority to act in and concerning the premises as fully and effectually as Investor might do if personally present.

All business transacted hereunder for Investor or for Investor's account shall be transacted in Investor's name, and all endorsements and instruments executed by said attorney-in-fact for the purpose of carrying out the foregoing powers shall contain Investor's name, followed by that of said attorney-in-fact and the designation "attorney-in-fact".

Investor further declares that any act or thing lawfully done hereunder by said attorney-in-fact shall be binding on Investor and Investor's heirs, legal and personal representatives and assigns, whether the same shall have been done either before or after Investor's dissolution or death, or other revocation of this instrument, unless and until reliable intelligence or notice thereof shall have been received by said attorney-in-fact.

Third parties may rely upon the representations of the agents as to all matters relating to any power granted to them hereunder, and no person who may act in reliance upon the representations of the agent or the authority granted to it shall incur any liability to the Investor as result of permitting the agent to exercise any power.

If any part of this agreement is found to be invalid, it will not affect the validity of the other portions of this agreement.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 13 day of March, 2006.

                                                       /ss/ Jared Bluestein
                                                       -------------------------
                                                       INVESTOR

/ss/ Aimee Crowley
--------------------
WITNESS                                                 Agreed and Accepted

/ss/ Amelia McCarthy                                    /ss/ Lawrence B. Seidman
--------------------                                    ------------------------
WITNESS                                                 Lawrence B. Seidman

ATTESTATION

         The hereinafter named Witnesses, each declare under penalty of perjury under the laws of the State of New York, that the investor is personally known to us, that the investor signed and acknowledged this power of attorney in our presence, that the investor appears to be of sound mind and under no duress, fraud or undue influence, that we are not the person appointed as attorney-in-fact by this document and that we witnessed this power of attorney in the presence of the investor. We are not related to the investor by blood, marriage or adoption, and to the best of our knowledge, are not entitled to any part of the estate of the investor upon the death of the investor under a will now existing or by operation of law.